                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          SCIOS INC. (FORMERLY SCIOS NOVA INC.)
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]
                                   SCIOS INC.
                             2450 BAYSHORE PARKWAY
                        MOUNTAIN VIEW, CALIFORNIA 94043

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TUESDAY, MAY 14, 1996
                                   10:00 A.M.

To the Stockholders:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Scios Inc., a Delaware corporation (the "Company"), will be held at the Company's principal executive offices, 2450 Bayshore Parkway, Mountain View, California 94043, at 10:00 a.m. on Tuesday, May 14, 1996, to consider and act upon the following matters:

    (1) To elect directors of the Company.

    (2) To ratify and approve an amendment to the Company's Certificate of Incorporation to change the Company's name to Scios Inc.

    (3) To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for fiscal 1996.

    (4) To consider the stockholder proposal set forth in the following Proxy Statement.

    (5) To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

    Only stockholders of record at the close of business on March 18, 1996 will be entitled to notice of and to vote at this meeting and any adjournment or postponement thereof.

                                          By Order of the Board of Directors
                                          JOHN H. NEWMAN
                                          SECRETARY

Mountain View, California
March 26, 1996

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THIS MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                   SCIOS INC.
                             2450 BAYSHORE PARKWAY
                        MOUNTAIN VIEW, CALIFORNIA 94043

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 14, 1996

GENERAL

    This Proxy Statement is solicited on behalf of the Board of Directors of Scios Inc., a Delaware corporation (the "Company" or "Scios"), for use at its Annual Meeting of Stockholders to be held at the Company's principal executive offices, 2450 Bayshore Parkway, Mountain View, California 94043, at 10:00 a.m. on Tuesday, May 14, 1996, and at any adjournment or postponement of that meeting. The approximate mailing date for this Proxy Statement and the enclosed proxy is March 26, 1996.

    The Board of Directors has fixed the close of business on March 18, 1996 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. At that time, there were 36,102,949 shares of Common Stock issued and outstanding. In addition, there were 16,053 shares of Nonvoting Series A Preferred Stock issued and outstanding.

VOTING

    Each share of Common Stock issued and outstanding on the record date is entitled to one vote. The Nonvoting Series A Preferred Stock is not entitled to vote. The proxy holders will vote all proxies in accordance with the instructions contained in the proxy and, if no choice is specified, the proxy holders will vote in favor of the proposals to elect directors, to ratify and approve the name change and to ratify the selection of auditors and against the stockholder proposal. An automated system administered by the Company's transfer agent tabulates the votes. The presence at the Annual Meeting in person or by proxy of a majority of the shares outstanding as of the record date will constitute a quorum. For quorum purposes, abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Each matter is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for any purpose in determining whether a proposal has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. It also may be revoked by attendance at the meeting and election to vote in person. Attendance at the meeting will not itself revoke a proxy.

SOLICITATION

    The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to stockholders by the Company. Copies of solicitation material will be furnished without charge to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in their names. The solicitation of proxies will be made by the use of the mails and through direct communication with certain stockholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation therefor. In addition, the Company may determine to engage D.F. King & Co., Inc. ("D.F. King") or another proxy solicitor to solicit proxies and, if it does so, the Company will pay the standard fee for these services, which is estimated to be approximately $6,000.

                           (1) ELECTION OF DIRECTORS

    A Board of seven (7) Directors will be elected at the Annual Meeting. The term of office of each person elected as a Director will continue until the next Annual Meeting and until a successor has been elected. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees of the Board of Directors named below, all of whom are presently Directors of the Company. The candidates receiving a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote will be elected. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve. If any nominee for any reason is unable or declines to serve, the proxies will be voted for any substitute nominee who shall be designated by the present Board of Directors to fill the vacancy. Stockholders who desire to nominate persons for election to the Board must comply with the advance notice procedures specified in the Company's Bylaws.

    William F. Miller, Ph.D. served as a Director of the Company since February 1993 and concurrently served on the Audit Committee. Donald E. O'Neill served as a Director of the Company since September 1992 and concurrently served on the Compensation Committee. Dr. Miller and Mr. O'Neill have indicated that they will not stand for re-election as Directors of Scios at the 1996 Annual Meeting because of increased demands on their time. The Board of Directors extends its sincere appreciation to Dr. Miller and Mr. O'Neill for their contributions to and efforts on behalf of Scios.

    The following is information regarding the nominees, including information furnished by them as to their principal occupation for the preceding five-year period, certain directorships and their ages as of March 18, 1996.

                                                                                        DIRECTOR
                                  NAME                                        AGE         SINCE
------------------------------------------------------------------------      ---      -----------
Samuel H. Armacost                                                                56         1995
Richard L. Casey                                                                  49         1987
Myron Du Bain                                                                     72         1989
Robert W. Schrier, M.D.                                                           60         1988
Solomon H. Snyder, M.D.                                                           57         1992
Burton E. Sobel, M.D.                                                             58         1996
Eugene L. Step                                                                    67         1993

    Mr. Armacost was elected to the Company's Board of Directors in August 1995. Since September 1990, Mr. Armacost has been a Principal of Weiss, Peck & Greer, L.L.C., an investment firm. He was a Managing Director of Merrill Lynch Capital Markets from 1987 to August 1990, and was President, Director and Chief Executive Officer of BankAmerica Corporation from 1981 to 1986. Mr. Armacost is also a member of the Board of Directors of Chevron Corporation, The Failure Group, Inc. and SRI International. In addition, Mr. Armacost is on the board of the James Irvine Foundation and the Advisory Board of the California Academy of Sciences, and he is a member of The Business Council.

    Mr. Casey is Chairman of the Board, President and Chief Executive Officer of Scios Inc. He joined Scios in December 1987 as President and Chief Executive Officer, and has served as a Director since that time. Mr. Casey was elected Chairman of the Board in November 1992. From early 1985 to 1987, he was with ALZA Corporation as Executive Vice President and President of ALZA Pharmaceuticals. From 1976 to 1985 he worked for Syntex Corporation. He joined Syntex Laboratories in 1976 as a manager and became director of marketing research in the following year. In 1979, he was named director of sales, in 1981 was promoted to vice president and in 1983 was appointed general manager of Syntex Medical Diagnostics. Mr. Casey began his career in pharmaceuticals as a sales representative for Eli Lilly and Company. From 1968 to 1970, Mr. Casey served in the U.S. Peace Corps in Ethiopia.

Mr. Casey serves on the boards of Guilford Pharmaceuticals Inc., an affiliated publicly-held development-stage neuroscience company located in Baltimore, Maryland; VIVUS, Inc., a publicly-held medical devices company located in Menlo Park, California; and Karo Bio AB, an affiliated Swedish biotechnology company.

    Mr. Du Bain was elected a Director of Scios in June 1989. He was Chairman of the Board of Directors of SRI International of Menlo Park, California, a contract research and consulting company, from December 1985 until he retired in December 1989. From 1983 to 1985, he was President and Chief Executive Officer of Amfac, Inc., a diversified industry company. Previously, Mr. Du Bain was Chairman, President and Chief Executive Officer of Fireman's Fund Corporation and Vice Chairman of American Express Company. He is a member of the board of directors of SRI International, First Interstate Bancorp and Transamerica
Corporation. In addition, Mr. Du Bain is Chairman of the Board of the James Irvine Foundation.

    Dr. Schrier was elected a Director of Scios in August 1988. He has been Professor and Chairman, Department of Medicine, University of Colorado School of Medicine, since 1976. Dr. Schrier is Chairman of the Board and Chief Executive Officer of Multum Information Services, Inc., a privately-held company located in Denver, Colorado. He has held numerous positions in professional societies, including President of the National Kidney Foundation from 1984 to 1986, President of the American Society of Nephrology in 1984, President of the Association of American Physicians in 1995, and is presently President of the International Society of Nephrology. He received the Pasteur Award from the University of Strasbourg; the John Phillips Award from the American College of Physicians; the David Hume Award from the National Kidney Foundation; honorary Doctorate of Sciences from DePauw University; and the Mayo Soley Award from the Western Society of Clinical Investigation. He has also served on the editorial boards of numerous professional publications, has authored over 600 scientific articles and has edited numerous medical texts and reference books. He is a member of the Institute of Medicine of the National Academy of Sciences.

    Dr. Snyder was elected a Director in September 1992 in connection with the merger with Nova Pharmaceutical Corporation. Dr. Snyder is Director of the Department of Neuroscience and Distinguished Service Professor of Neuroscience, Pharmacology and Molecular Sciences and Psychiatry at The Johns Hopkins University, and has been a member of the faculty there since 1966. Prior to the merger, Dr. Snyder was a member of Nova's board and Chairman of its Scientific Advisory Board. Dr. Snyder received the Albert Lasker Award for Basic Biomedical Research and Honorary Doctor of Science degrees from Northwestern University, Georgetown University and Ben Gurion University. Dr. Snyder received the Wolfe Award in Medicine from the government of Israel for research relating to receptors. Dr. Snyder is a member of the National Academy of Sciences and a Fellow of the American Academy of Arts and Sciences. Dr. Snyder is also the author of numerous articles and several books. Dr. Snyder is a founder and a director of Guilford Pharmaceuticals Inc.

    Dr. Sobel was elected a Director in February 1996. Dr. Sobel has been Physician-in-Chief, E.L. Amidon Professor and Chair of the Department of
Medicine at The University of Vermont College of Medicine since 1994. Previously, Dr. Sobel was Professor of Medicine at Barnes Hospital, Washington University and Director of its Cardiovascular Division. Dr. Sobel has been a consultant to and served on scientific advisory boards of numerous pharmaceutical and biotechnology companies. Dr. Sobel has been the recipient of numerous awards, including the American Heart Association's James B. Herrick Award and its Scientific Council's Distinguished Achievement Award, as well as the American College of Cardiology's Distinguished Scientist award. Dr. Sobel has been the editor of CIRCULATION and, since 1989, has served as editor of CORONARY ARTERY DISEASE. His memberships and fellowships include the American College of Physicians, Royal Society of Medicine, American Heart Association and American College of Cardiology.

    Mr. Step was elected a Director in February 1993. From May 1956 until he retired in December 1992, Mr. Step was employed by Eli Lilly and Company, most recently as Executive Vice President,

President of the Pharmaceutical Division, where he was responsible for U.S. pharmaceutical operations and for the operations of Eli Lilly International. In addition, from September 1973 through 1992, Mr. Step served on Eli Lilly's board of directors and executive committee. Mr. Step is a past chairman of the board of directors of the Pharmaceutical Manufacturers Association and immediate past president of the International Federation of Pharmaceutical Manufacturers Associations. He is a member of the board of directors of Cell Genesys Inc., GMIS Inc., Guidant Corporation, Medco Research Inc. and Pathogenesis Corporation.

                  INFORMATION ABOUT THE BOARD OF DIRECTORS AND
                            COMMITTEES OF THE BOARD

    The information reflected herein includes Steven D. Goldby, President and Chief Executive Officer of MDL Information Systems, Inc., who served as a Director of the Company from December 1989 through May 8, 1995, at which time Mr. Goldby did not stand for re-election due to increasing outside demands on his time and resources.

    COMPENSATION OF DIRECTORS -- STANDARD ARRANGEMENTS

    FEES. Directors who are not otherwise employed by the Company receive an annual retainer of $12,000 and an additional fee of $1,000 for attendance at each meeting of the Board of Directors, and $500 for attendance at each committee meeting not occurring within 24 hours of a Board meeting. In the fiscal year ended December 31, 1995, the aggregate compensation paid to eligible non-employee Directors (8 individuals) under standard arrangements was $103,000. The members of the Board of Directors are also eligible for reimbursement of expenses incurred in connection with attendance at Board meetings in accordance with Company policy. In the event that a Director is also in a consulting relationship with the Company, such Director does not receive Directors' or meeting fees.

    STOCK OPTIONS. At the time of election to the Board, each non-employee Director is automatically granted an option to purchase 20,000 shares of Common Stock. These options are currently granted under the Company's 1992 Equity Incentive Plan (the "Incentive Plan"), which contains provisions for automatic grants to non-employee Directors. Prior to its expiration on June 30, 1994, option grants to Directors were also made under the Company's 1989 Non-Employee Director Stock Option Plan (the "1989 Director Plan"). These plans were approved by the Company's stockholders in May 1992 and May 1990, respectively. Only non-employee Directors of the Company are eligible to receive options under the applicable provisions of the Incentive Plan and the 1989 Director Plan (collectively, the "Director Plans"). Mr. Armacost, Mr. Du Bain, Mr. Goldby, Dr. Miller, Dr. Schrier, Dr. Sobel and Mr. Step each received option grants under the Director Plans. Mr. O'Neill and Dr. Snyder voluntarily declined to accept the grants to which they were entitled upon their elections to the Board in September 1992 in connection with the merger of Nova Pharmaceutical Corporation ("Nova") into the Company (the "Merger"). Mr. Casey, as an employee of the Company, is not eligible for grants under the Director Plans. On the date that a non-employee Director becomes fully vested in his option, he will automatically be granted an additional option under the Incentive Plan to purchase 10,000 shares of the Company's Common Stock at a per share exercise price equal to the fair market value of the stock on the date of grant.

    Options granted to non-employee Directors do not qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of options granted to non-employee Directors is 100% of the fair market value of the Common Stock subject to the option on the date of grant. Such options vest over five years of service and have terms of ten years; however, in the event of termination of service on the Board, the vested portion of the option will expire on the earlier of the expiration date or twelve months from the date of termination, unless the termination is due to death or disability, in which case the option will expire on the earlier of the expiration date or eighteen months from the termination date. With limited exceptions, the recipient of an option under the Director Plans will forfeit all unvested portions of an option under such plans upon termination of his service as a non-employee Director. Unless sooner terminated, the Incentive Plan will terminate on February 10, 2002.

    COMPENSATION OF DIRECTORS -- OTHER ARRANGEMENTS.

    In 1993, the Company formed a new company, Guilford Pharmaceuticals Inc. ("Guilford"), to pursue the development of pharmaceutical products for neurological and neurosurgical applications. In 1994, Guilford completed its initial public offering of common stock. Mr. Casey is a director of Guilford, and Dr. Snyder is a founder and a director of Guilford. Through August 31, 1995, Dr. Snyder received consulting fees from the Company pursuant to a consulting agreement that the Company assumed in connection with the Merger. In connection with the formation of Guilford, Dr. Snyder and the Company amended the agreement in August 1993 to allow Dr. Snyder to divide his consulting services between Guilford and the Company and reduced the consulting fees payable under the agreement. In 1995, the Company paid Dr. Snyder $66,666 in consulting fees. The agreement terminated on August 31, 1995. As of September 1, 1995, Dr. Snyder began receiving standard Director and meeting fees as described above.

    BOARD OF DIRECTORS.   During fiscal 1995, there  were seven meetings of  the
Board of Directors.

    AUDIT COMMITTEE. The Company's Audit Committee consists of three non-employee Directors: Mr. Step (Chairman), Mr. Miller and Mr. O'Neill. The Audit Committee met two times in fiscal 1995. Among the committee's functions are recommending engagement of the Company's independent auditors, approving services performed by such auditors, and reviewing and evaluating the Company's accounting systems and its system of internal accounting controls.

    COMPENSATION COMMITTEE. From January 1, 1995 through March 30, 1995, the Company's Compensation Committee consisted of three non-employee Directors: Mr. Goldby (Chairman), Mr. Du Bain and Mr. O'Neill. As of March 31, 1995, the members of the committee were Mr. O'Neill (Chairman) and Mr. Du Bain. Mr. Armacost was appointed to the committee upon his election as a Director in August 1995. The committee met five times during fiscal 1995. Among the committee's functions are establishing the Company's compensation programs for all employees, fixing the compensation levels of executive officers of the Company, and administering and making awards under the Company's incentive programs.

    NOMINATING COMMITTEE. As of December 31, 1995, the Nominating Committee consisted of three non-employee Directors: Myron Du Bain (Chairman), Robert W. Schrier and Eugene L. Step. As of March 31, 1995, Mr. Step replaced Mr. Goldby on the committee. The committee met one time in fiscal 1995. Among the committee's functions are recommending nominees to serve on the Board of Directors, recommending size and composition of the Board based on studies conducted by the committee, making recommendations to the Board regarding stockholders' comments as to composition of the Board, making recommendations concerning membership of Board committees and Board and committee fees, and consulting with the Board of Directors and management to determine criteria for nominations. The Nominating Committee will consider nominees recommended by stockholders. Any such recommendations, together with the nominee's qualifications and consent to being considered as a nominee, should be sent to the Secretary of the Company no later than November 26, 1996 in order to be considered for election at the 1997 Annual Meeting of Stockholders.

    In fiscal 1995, all Directors attended at least 75% of the meetings of the Board and all committees of the Board of which they were members.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS
                              BENEFICIAL OWNERSHIP

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock at March 18, 1996 by (i) all persons known by the Company to be beneficial owners of more than 5% of its Common Stock, (ii) each Director, (iii) each of the executive officers named in the Summary Compensation Table included herein and (iv) all Directors and executive officers of the Company as a group.

                                                                BENEFICIAL OWNERSHIP(1)
                                                              ----------------------------
                                                              BENEFICIALLY   APPROXIMATE
                   OFFICERS, DIRECTORS &                         OWNED       PERCENT OF
                      5% STOCKHOLDERS                          SHARES(2)        CLASS
------------------------------------------------------------  -----------  ---------------
State of Wisconsin Investment Board                             2,009,100(3)         5.6%
P. O. Box 78432
Madison, WI 53707

Samuel H. Armacost                                                 10,000         *
Richard L. Casey                                                  474,760(4)         1.3%
Myron Du Bain                                                      28,500         *
William F. Miller, Ph.D.                                           15,000(4)        *
Donald E. O'Neill                                                 115,860         *
Robert W. Schrier, M.D.                                            13,800         *
Solomon H. Snyder, M.D.                                            10,000         *
Burton E. Sobel, M.D.                                             --             --
Eugene L. Step                                                     14,000         *

Elliott B. Grossbard, M.D.                                        139,616         *
John A. Lewicki, Ph.D.                                            162,567         *
Arlene M. Morris                                                   45,438         *
Armin H. Ramel, Ph.D.                                              48,809         *

All officers and directors as a group (15 persons)              1,275,884(4)         3.4%

------------------------
*   less than 1%

(1) Unless otherwise indicated below and subject to community property laws, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

(2) For Mr. Casey, Mr. Du Bain, Dr. Miller, Mr. O'Neill, Dr. Schrier, Mr. Step, Dr. Grossbard, Dr. Lewicki, Mrs. Morris and Dr. Ramel, and all officers and directors as a group, includes 440,000; 18,500; 9,000; 106,860; 13,500;
    13,000;  137,332;   146,666;   45,438;   47,221;   and   1,115,766   shares,
    respectively, issuable upon exercise of outstanding options exercisable within sixty days of March 18, 1996.

(3) Information is as of December 31, 1995 as provided by the holder on Schedule 13D filed with the Securities and Exchange Commission.

(4) With respect to Mr. Casey, includes 8,737 shares held in a trust for the benefit of Mr. Casey's children, of which Mr. Casey and his wife are trustees. With respect to Dr. Miller, includes 6,000 shares held jointly with his wife in a trust, of which Dr. Miller and his wife are trustees.

    The Company is not aware of any material proceeding to which any Director or executive officer of the Company or any associate of any such Director or executive officer is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's Directors, executive officers and holders of more than ten percent (10%) of the Company's Common Stock ("10% Holders") to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% Holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    The Company believes that during the fiscal year ended December 31, 1995, its Directors, executive officers and 10% Holders complied with all Section 16(a) filing requirements. In making this statement, the Company has relied upon the written representations of its Directors, executive officers and certain other reporting persons.

                             EXECUTIVE COMPENSATION

    The following table discloses compensation received by the Company's Chief Executive Officer and each of its four other most highly compensated executive officers at December 31, 1995 for the fiscal years ended December 31, 1995, 1994 and 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                                                                AWARDS
                                                                                             ------------
                                                                ANNUAL COMPENSATION           SECURITIES
                                                         ---------------------------------    UNDERLYING       ALL OTHER
                                                                      SALARY    BONUS(1)        STOCK       COMPENSATION(2)
NAME AND PRINCIPAL POSITION                               YEAR         ($)         ($)       OPTIONS (#)          ($)
-------------------------------------------------------  -------     --------  -----------   ------------   ---------------
RICHARD L. CASEY                                            1995     $400,000      --          120,000          $3,000
 Chairman of the                                            1994     $400,000  $   104,000      --              $3,000
 Board, President                                           1993     $400,000  $    48,000      --              $3,000
 and Chief Executive Officer

ELLIOTT B. GROSSBARD, M.D.                                  1995     $208,000  $    60,577(3)    39,000         $3,000
 Vice President of                                          1994     $208,000  $    80,000(3)    --             $3,000
 Medical and                                                1993     $200,000  $    24,000      --              $3,000
 Regulatory Affairs

JOHN A. LEWICKI, PH.D.                                      1995     $208,000  $    24,904      39,000          $3,000
 Vice President                                             1994     $208,000  $    40,000      --              $3,000
 of Research                                                1993     $200,000  $    24,000      10,000(4)       $3,000

ARLENE M. MORRIS                                            1995     $175,000  $    58,166(3)    40,100         $3,000
 Vice President of                                          1994     $175,000  $   108,200(3)    --             $3,000
 Business                                                   1993(5)  $123,032  $    36,964(3)    70,000         $3,000
 Development

ARMIN H. RAMEL, PH.D.                                       1995     $195,700  $    20,084      37,000          $3,000
 Vice President of                                          1994     $195,700  $    35,000      --              $3,000
 Development                                                1993(6)  $145,000  $    11,400      75,000          $3,000

------------------------
(1) Except as is further described in footnote 3 below (with respect to Dr. Grossbard and Mrs. Morris), bonus amounts represent the value of awards under the Company's Senior Staff Incentive Plan (the "SSI Plan"). The Board of Directors adopted the SSI Plan in 1989 and reserved 300,000 shares of the Company's Common Stock for issuance to eligible key employees. The Company's stockholders approved the SSI Plan in May 1990. Awards to executive officers under the SSI Plan are determined annually by the Compensation Committee. As of March 18, 1996, approximately 5,000 shares remained available for issuance under the SSI Plan. Unless sooner terminated, the SSI Plan will terminate on March 31, 1996.

(2) Consists of Company matching contributions under the 401(k) Profit Sharing Plan and Trust, which was established in 1986. As of December 31, 1995, the Company made matching contributions of 100% of participant contributions, up to a maximum of $3,000 per participant per plan year. Employee contributions are at all times 100% vested. The Company's contributions vest based on years of service: 0% for less than one year; 25% for one but less than two years; 50% for two but less than three years; and 100% for three or more years. Federal tax laws impose an overall limit on the amount that may be contributed by participants each year under 401(k) plans. For calendar year 1995, participant contributions were limited to the lesser of $9,240 or 15% of such participant's salary for the year.

(3) Dr. Grossbard's bonuses for 1995 and 1994 include forgiveness of $25,000 in each year under a loan made to him at the time he joined the Company. Mrs. Morris' bonus amounts for 1995, 1994 and 1993 include mortgage differential payments of $43,200, $43,200 and $22,200, respectively; see footnote 5 below.

(4) In August 1993, the Compensation Committee extended the exercise periods for an aggregate of 151,511 stock options held by 100 employees (the "Affected Options"). Prior to this action, these options had exercise periods of less than 10 years from their original grant dates. The extensions were approved to equalize the treatment of all employees following the merger of the Company and Nova because of the significant number of employees holding options with terms of less than 10 years. Other than the extension of the exercise periods of the Affected Options, no other features were changed. In particular, such options retained their original vesting schedules and exercise prices, which exceeded the fair market value on the date the options were extended. The extension of the Affected Option held by Dr. Lewicki is required to be reported in this table as a new grant, but such extension did not increase the aggregate number of options held by him.

(5) Mrs. Morris joined the Company in April 1993. The amounts indicated for salary and bonus in 1993 were pro rated based on an annualized salary of $170,000. The Company agreed to reimburse Mrs. Morris the costs associated with her relocation from Pennsylvania to California when she joined the Company, which costs aggregated $49,200, of which $29,500 related to moving costs and $19,700 related to interim housing and closing costs. In addition, the Company agreed to make mortgage differential payments to Mrs. Morris, which payments take into account the mortgage differential between Pennsylvania and California. Unless Mrs. Morris' employment with the Company terminates, she will receive mortgage differential payments as follows:
    $3,600 per month through April 30, 1996; $3,200 per month through April 30, 1999; and $2,800 per month through April 30, 2002.

(6) Dr. Ramel joined the Company in July 1993. The amounts indicated represent compensation for that year based on an annualized salary of $190,000 and include a $50,000 signing bonus.

                       STOCK OPTION GRANTS AND EXERCISES

    In the Company's efforts to recruit the best available talent in a competitive labor market, the Company grants stock options to provide equity incentives. The Company has granted stock options under the 1983 Incentive Stock Option Plan (expired by its terms on March 5, 1993), the 1986 Supplemental Stock Option Plan (expired by its terms on January 16, 1996), the 1989 Director Plan (expired by its terms on June 30, 1994) and the Incentive Plan (collectively, the "Plans"). Each of the Plans has been approved by the Company's stockholders.

    The Company has granted stock options to persons meeting eligibility requirements of each Plan, and will continue granting options under the Incentive Plan until its expiration or when no shares remain available for issuance. Options generally vest over a five-year period. As of December 31, 1995, there were outstanding options to purchase 3,831,543 shares of the Company's Common Stock under the Plans, and 477,887 shares remained available for future issuance.

    The Incentive Plan provides that the Board or the Compensation Committee may include a provision in any stock option entitling the optionee to a further option in the event the optionee exercises such option, in whole or in part, by surrendering other shares of Common Stock held by the optionee (a "Re-Load Option"). No Re-Load Options have been granted, and it is not anticipated that any Re-Load Options will be granted in the near future. The Company has no stock appreciation rights.

    In the case of any change of control of the Company, (i) all unvested options granted under the Plans shall vest immediately unless the acquiring company assumes the options or substitutes similar options, and (ii) all unvested options granted under the Plans shall fully vest if the optionee's employment with the surviving corporation is terminated within one year of the change of control other than for cause. Options granted to Directors pursuant to the Director Plans contain comparable provisions in the event that a Director does not remain on the Board of the surviving corporation.

    The following table provides information on stock options held by the executive officers named in the Summary Compensation Table, including information as to grants and exercises for the fiscal year ended December 31, 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                            INDIVIDUAL GRANTS
-------------------------------------------------------------------------
                         NO. OF                                                 POTENTIAL REALIZABLE VALUE
                       SECURITIES    % OF TOTAL                                 AT ASSUMED ANNUAL RATES OF
                       UNDERLYING     OPTIONS                                    STOCK PRICE APPRECIATION
                         OPTIONS     GRANTED TO   EXERCISE OR                        FOR OPTION TERM
                       GRANTED(1)   EMPLOYEES IN  BASE PRICE   EXPIRATION  ------------------------------------
NAME                       (#)      FISCAL YEAR     ($/SH)        DATE         0%($)        5%($)      10%($)
---------------------  -----------  ------------  -----------  ----------     ------      ---------  ----------
R. Casey                  120,000        15.78%    $    7.50    02/05/05             0    $ 566,005  $1,434,368
E. Grossbard               39,000         5.13%    $    7.50    02/05/05             0    $ 183,952  $  466,170
J. Lewicki                 39,000         5.13%    $    7.50    02/05/05             0    $ 183,952  $  466,170
A. Morris                  40,100         5.25%    $    7.50    02/05/05             0    $ 189,140  $  479,318
A. Ramel                   37,000         4.86%    $    7.50    02/05/05             0    $ 174,518  $  442,263

------------------------
(1) These options vest in equal monthly installments commencing on January 1, 1998 and ending on December 31, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED, IN-THE- MONEY
                        SHARES ACQUIRED       VALUE          OPTIONS AT FY-END          OPTIONS AT FY-END EXERCISABLE(1)
NAME                      ON EXERCISE       REALIZED     EXERCISABLE UNEXERCISABLE              UNEXERCISABLE(1)
---------------------  -----------------  -------------  --------------------------  --------------------------------------
                              (#)              ($)                  (#)                               ($)
R. Casey                           0                0       420,000        240,000               0                   0
E. Grossbard                       0                0       124,000         95,000               0                   0
J. Lewicki                         0                0       140,000         79,000               0                   0
A. Morris                          0                0        39,298         70,802               0                   0
A. Ramel                           0                0        40,277         71,723               0                   0

------------------------
(1) Based on the fair market value of the Company's Common Stock at December 29, 1995 ($4.3125) minus the exercise price of the options.

                        COMPENSATION COMMITTEE REPORT(1)

    The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing the Company's compensation programs for all employees, including executives. For executive officers, the Committee evaluates performance and determines compensation policies and levels. In 1995, the Committee was composed of Mr. Armacost, Mr. Du Bain and Mr. O'Neill, none of whom were officers or employees of the Company.

COMPENSATION PHILOSOPHY

    The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term stockholder value. Key elements of this philosophy are:

    - The Company pays competitively with leading biotechnology companies with which the Company competes for talent. To ensure that pay is competitive, the Company regularly compares its pay practices with these companies and sets its pay parameters based on this review.

    - The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

    - The Company provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities as owners and not just as employees.

    The primary components of executive compensation are base salary, annual incentives and long-term equity incentives. Over the last three years, the Committee has not granted a salary increase to the CEO and has granted modest increases in only one year to other executives. These actions reflect the Committee's intent to lower the relative percentage of fixed compensation (base salary) and increase the relative percentage of variable pay or pay based on performance (annual and long-term equity incentives).

    The Committee's objective in general is to set each component of executive compensation at the market average when compared to a group of leading companies in the biotechnology industry of comparable size who compete in the job market for individuals with the skills desired by the Company (the "comparator group"). The companies chosen for the comparator group used for compensation purposes include several of the companies which comprise the published industry index in the Performance Graph included in this Proxy Statement. Because the Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies in the broad industry index, many smaller or earlier stage companies included in the index are not included in the comparator group.

    BASE SALARY. The Committee annually reviews each executive officer's base salary against the base salaries paid for similar positions by companies within the comparator group. A range of salary levels is established by this comparison centered on the 50th percentile salary in the comparator group for comparable positions. Within this range, the Committee subjectively considers individual factors, including individual performance, level of responsibility, prior experience, breadth of knowledge and competitive pay practices, as well as the extent to which the Company achieved its corporate objectives described in the section below entitled ANNUAL INCENTIVE. From year to year, the relative weighting of

------------------------
(1) Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference future filings in whole or in part, including this Proxy Statement, neither this Report nor the Performance Graph in this Proxy Statement shall be incorporated by reference into any such filings.

the individual components and the corporate performance component may differ from officer to officer, and can be expected to change over time in response to the Company's development stage and the evolution of the biotechnology industry. Actual base salaries in 1995 remained at the median level for the comparator group.

    ANNUAL INCENTIVE. The Senior Staff Incentive Plan, an annual incentive award plan, is the variable pay program for officers and other senior managers of the Company to earn additional annual compensation. The actual incentive award earned depends on the extent to which Company and individual performance objectives are achieved. At the start of each year, the Committee and the full Board of Directors review and approve the annual performance objectives for the Company and individual officers. The Company objectives consist of operating, strategic and financial goals that are considered to be critical to the Company's fundamental long-term goal -- building stockholder value. For fiscal 1995, these objectives, listed in order of relative importance, were:

    - clinical milestones for key products currently in human clinical testing

    - preclinical milestones for products being considered as candidates for clinical testing

    - securing commercial partners for certain of the Company's technologies and commercial operations

    - financial performance related to the Company's cash utilization and expanding the sales and profits derived from the Company's commercial operations group, which markets certain products to psychiatrists and mental health clinics

    - understanding, identifying and developing additional products from the Company's research pipeline as candidates for clinical testing

    After the end of the year, the Committee evaluates the degree to which the Company has met its objectives and, at the discretion of the Committee, establishes a total incentive award pool under the SSI Plan. Individual awards are determined by evaluating the Company's overall performance and by evaluating each participant's performance against objectives for the year. The incentive award pool is then allocated based on the assessment of each participant's contribution to achievement of corporate and individual objectives. Awards are paid in cash and distributions are made in the February following the performance year.

    The Committee recently determined that the Company achieved only a portion of the key corporate objectives for fiscal 1995 that are outlined above. Key objectives not met included the failure to file a New Drug Application for AURICULIN-Registered Trademark- anaritide, not completing new agreements with corporate partners, and failing to achieve the cash utilization goal and the goal for expansion of sales and profits derived from the Company's marketing group. Goals met included advancement of the clinical development of both NATRECOR-Registered Trademark- BNP and FIBLAST-Registered Trademark- trafermin, preclinical work on a new proprietary compound and demonstrating efficacy of new compounds in relevant models. Based on the Company's performance, the Committee determined that the total incentive pool for the 38 participants in the SSI Plan would be 30% of the maximum possible pool. Based on its assessment of individual contribution to achievement of corporate and individual objectives, the Committee then determined the 1995 incentive award for each of the seven executives on the Company's corporate management committee. Mr. Casey received no incentive award for 1995. See "Chief Executive Officer Compensation."

    LONG-TERM INCENTIVES. The Company's long-term incentive program consists of the 1983 Incentive Stock Option Plan, which expired on March 5, 1993, the 1986 Supplemental Stock Option Plan, which expired on January 16, 1996, and the 1992 Equity Incentive Plan. The option program utilizes vesting periods (generally four to five years) to encourage key employees to continue in the employ of the Company. Through option grants, executives receive significant equity incentives to build long-term stockholder value. Grants have been made at or above 100% of fair market value on the date of grant. Executives receive value from these grants only if the Company's Common Stock appreciates over the long term. The size of option grants is determined based on competitive practices at companies in the comparator group and the Company's philosophy of significantly linking executive compensation with stockholder interests. In addition, the Committee considers the terms and number of options previously awarded in determining the size of option grants.

    In 1992, the Committee granted stock options that vest over a five-year period to executives then employed by the Company. Such grants were intended to provide incentive to successfully complete the merger with Nova and to maximize stockholder value over the next several years. Except for the extension of the terms of the Affected Options that the Committee approved as part of the effort to equalize treatment of employees after the merger, which included certain executive officers, executives who received grants in 1992 were not to receive additional stock option grants until 1995. In 1995, the Committee reviewed the equity incentives of executive officers and made additional grants to remain competitive with the comparator group and maintain appropriate long-term incentives for key individuals. The 1995 grants will vest during 1998 and 1999. The Committee believes the approach of making grants that vest over an extended time period creates an appropriate focus on longer term objectives and promotes executive retention.

    The Omnibus Budget Reconciliation Act of 1993 places a limit on the amount of certain types of compensation for each of the executive officers that may be tax deductible by the Company beginning in 1994. In December 1995, the Internal Revenue Service issued final regulations on the deductibility limit. The Company's compensation is currently subject to certain transition rules. The Company does not believe these rules will affect it in the near term. The Company plans to design and administer its compensation plans in a manner that will not result in a limitation on the Company's compensation deduction.

CHIEF EXECUTIVE OFFICER COMPENSATION

    As part of the merger with Nova in the fall of 1992, the Committee retained Hewitt Associates (an international employee compensation and benefits consulting firm) to conduct a comprehensive review of the base salaries and incentive compensation of all continuing executive officers as compared to the comparator group. Following the Hewitt Associates review, the Committee set Mr. Casey's base annual salary through 1993 at $400,000. This amount, in addition to the annual incentive provided by the SSI Plan, was estimated to provide an annual cash compensation level at the average of the comparator group. In setting this amount, the Committee took into account (i) its belief that Mr. Casey is one of the CEOs of leading biotechnology companies with significant and broad-based experience in the pharmaceutical industry, (ii) the scope of Mr. Casey's responsibility, especially following the merger with Nova, and (iii) the Board's confidence in Mr. Casey to lead the Company's continued development.

    For 1994, 1995 and 1996, the Committee elected to maintain Mr. Casey's base salary at $400,000, the same level as 1993. In doing so, the Committee intended to increase the relative portion of Mr. Casey's total compensation that is variable pay, which is based on achievement of the corporate objectives annually established by the Board and on increases in the Company's stock price.

    Notwithstanding the Committee's determination to grant incentive awards for 1995 performance to certain other eligible employees, the Committee did not award Mr. Casey an incentive award for 1995. The Committee determined that it would instead enhance Mr. Casey's incentive to build long-term stockholder value and, in early 1996, the Committee granted Mr. Casey an option to purchase 100,000 shares of stock that will vest in the year 2000.

CONCLUSION

    In summary, the Compensation Committee believes that, through the plans and actions described above, a significant portion of the Company's compensation program and, in particular, Mr. Casey's compensation are contingent on Company performance, and that realization of benefits is closely linked to achievement of key corporate objectives that will produce increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation for a particular time period. We will continue to monitor closely the effectiveness and appropriateness of each of the components of compensation to reflect changes in the Company's business environment.

                                            COMPENSATION COMMITTEE
                                            Donald E. O'Neill, Chairman
                                            Samuel H. Armacost
                                            Myron Du Bain

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    From January 1, 1995 through March 30, 1995, the Company's Compensation Committee consisted of Mr. Goldby (Chairman), Mr. Du Bain and Mr. O'Neill. In 1995, the Company paid MDL Information Systems, Inc. ("MDL") approximately $63,300 in connection with the purchase and maintenance of software made in the normal course of business. Mr. Goldby is President, Chief Executive Officer and a director of MDL, and Mr. O'Neill is a director of MDL.

    In 1995, Scios paid $78,519 in portfolio management fees to Weiss, Peck & Greer, L.L.P., an investment firm of which Mr. Armacost is a principal. Such fees were paid in the normal course of business.

                               PERFORMANCE GRAPH

    The rules of the Securities and Exchange Commission require that the Company include in this Proxy Statement a line-graph presentation comparing five-year stockholder returns on an indexed basis with the NASDAQ Stock Market (U.S.) and either a nationally recognized industry standard index or an index of peer companies selected by the Company. The Company has elected to use the NASDAQ Pharmaceutical Stocks Index for purpose of the performance comparison that appears below. The graph assumes the investment of $100 in the Company's Common Stock, the NASDAQ Stock Market (U.S.) and the NASDAQ Pharmaceutical Stocks Index on December 31, 1990. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                AMONG SCIOS INC., NASDAQ STOCK MARKET (U.S.) AND
                       NASDAQ PHARMACEUTICAL STOCKS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           SCIOS NOVA    NASDAQ STOCK MARKET   NASDAQ PHARMACEUTICALS
Dec-90          100.00                 100.00                   100.00
Jan-91          128.57                 111.09                   115.23
Feb-91          162.86                 121.77                   141.89
Mar-91          162.86                 129.92                   166.90
Apr-91          154.29                 130.74                   157.10
May-91          165.71                 136.74                   163.71
Jun-91          132.86                 128.41                   154.99
Jul-91          135.71                 136.02                   175.93
Aug-91          171.43                 142.78                   194.62
Sep-91          240.00                 143.30                   213.99
Oct-91          287.14                 148.04                   245.13
Nov-91          205.71                 143.07                   219.21
Dec-91          257.14                 160.55                   265.74
Jan-92          237.14                 169.94                   277.32
Feb-92          194.29                 173.79                   253.30
Mar-92          170.00                 165.59                   230.06
Apr-92          140.00                 158.48                   192.60
May-92          160.00                 160.54                   199.76
Jun-92          118.57                 154.27                   192.98
Jul-92          115.71                 159.73                   203.43
Aug-92          101.43                 154.85                   185.18
Sep-92           92.86                 160.61                   181.73
Oct-92           90.00                 166.93                   193.65
Nov-92          124.29                 180.22                   223.35
Dec-92          105.71                 186.85                   221.14
Jan-93           87.14                 192.17                   205.55
Feb-93           77.14                 185.00                   157.76
Mar-93           80.00                 190.36                   159.18
Apr-93           68.57                 182.23                   160.86
May-93           68.57                 193.12                   167.45
Jun-93           64.29                 194.01                   167.76
Jul-93           65.71                 194.24                   162.94
Aug-93           77.14                 204.28                   171.62
Sep-93           85.71                 210.37                   181.87
Oct-93          125.71                 215.09                   197.95
Nov-93          118.57                 208.68                   193.61
Dec-93          117.14                 214.50                   197.11
Jan-94          107.14                 221.01                   203.10
Feb-94           98.57                 218.94                   184.82
Mar-94           84.29                 205.48                   160.76
Apr-94           90.00                 202.81                   154.30
May-94           76.43                 203.31                   152.21
Jun-94           72.86                 195.87                   140.32
Jul-94           72.86                 199.89                   144.57
Aug-94           87.14                 212.63                   160.26
Sep-94           77.14                 212.09                   158.05
Oct-94           77.14                 216.25                   152.64
Nov-94           68.57                 209.08                   153.32
Dec-94           75.71                 209.67                   148.35
Jan-95           88.57                 210.77                   156.56
Feb-95           94.29                 221.91                   162.48
Mar-95           87.14                 228.49                   160.15
Apr-95           77.14                 235.69                   164.65
May-95           40.72                 241.77                   166.73
Jun-95           46.43                 261.36                   186.26
Jul-95           48.57                 280.57                   202.30
Aug-95           47.14                 286.25                   226.22
Sep-95           47.14                 292.87                   232.68
Oct-95           41.43                 291.19                   224.36
Nov-95           44.29                 298.03                   235.64
Dec-95           49.29                 296.51                   271.90

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

    During 1993, the Company formed a new company, Guilford Pharmaceuticals Inc. ("Guilford"), to pursue the development of pharmaceutical products for neurological and neurosurgical applications. Dr. Solomon H. Snyder, a Director of the Company, is a founder and a director of Guilford. Richard L. Casey, Chairman of the Board and Chief Executive Officer of the Company, and John H. Newman, Vice President of Legal Affairs of the Company, serve on Guilford's board of directors, including its compensation and audit committees. In addition, Arlene M. Morris, Vice President of Business Development of the Company, served on Guilford's board from its inception until June 1994. The Company initially received a majority of Guilford's stock in exchange for an investment of $2.5 million in cash and cancellation of indebtedness, plus the transfer of certain neuroscience technology originally developed by Nova. The Company purchased additional Guilford stock, plus a warrant, for $1.0 million in December 1993 and exercised the warrant for $166,667 in January 1995. Guilford completed its initial public offering of common stock in June 1994 and completed a follow-on public offering in August 1995. Guilford currently has a registration statement on file with the Securities and Exchange Commission in anticipation of another follow-on public offering. As of March 18, 1996,

Dr. Snyder beneficially owned approximately 5.7% of Guilford and the Company beneficially owned approximately 16% of Guilford. Mr. Casey and Mr. Newman (after disclaiming beneficial ownership of the Company's shares in Guilford) each beneficially own less than 1% of Guilford.

    During 1995, Guilford paid the Company approximately $213,435 for consulting and administrative services and for temporary space provided to Guilford by the Company.

    Dr. Snyder, the Company and Guilford were parties to a consulting agreement whereby Dr. Snyder received consulting fees from the Company. The agreement terminated in August 1995. See "Information about the Board of Directors and Committees of the Board -- Compensation of Directors -- Other Arrangements."

    In November 1991, the Company made a commitment to loan up to $80,000 to Dr. Elliott B. Grossbard in connection with his joining the Company as Vice President of Medical and Regulatory Affairs. The commitment was made to permit Dr. Grossbard to purchase a residence. In June 1993, the Company loaned Dr. Grossbard $80,000, which loan bears interest at the annual rate of 3.72%. On each of May 31, 1994 and May 31, 1995, $25,000 was forgiven, and the remaining $30,000 will be forgiven on May 31, 1996. The loan balance is immediately due and payable in the event Dr. Grossbard's employment terminates prior to May 31, 1996.

    Steven D. Goldby and Donald E. O'Neill are affiliated with MDL Information Systems, Inc., with which the Company has done business. See "Compensation Committee Interlocks and Insider Participation."

    Samuel H. Armacost is a principal in the investment firm of Weiss, Peck & Greer, L.L.P. In 1995, Scios paid $78,519 in portfolio management fees to such firm in the normal course of business. See "Compensation Committee Interlocks and Insider Participation."

                           (2) CORPORATE NAME CHANGE

    On February 6, 1996, the Board of Directors approved changing the name of the Company to Scios Inc., and the Company is now doing business under the new name. Stockholders are requested to ratify and approve the name change, together with the related filing of an amendment to the Company's Certificate of Incorporation. This matter will require the affirmative vote of at least of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

                    (3) RATIFICATION OF INDEPENDENT AUDITORS

    Upon recommendation of the Audit Committee, the Board of Directors of the Company appointed Coopers & Lybrand L.L.P. to be the Company's independent auditors for the fiscal year ending December 31, 1996.

    Services provided to the Company and its subsidiaries by Coopers & Lybrand with respect to the fiscal year ended December 31, 1995 included examination of the Company's consolidated financial statements, limited reviews of quarterly reports, services related to filings with the SEC, and consultations concerning information systems and various tax matters.

    Coopers & Lybrand has audited the Company's financial statements annually since the Company's inception in 1982. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting. They do not expect to make a statement, but will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Coopers & Lybrand as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Coopers & Lybrand to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify this selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders.

    Ratification of the selection of Coopers & Lybrand as the Company's independent auditors for fiscal year 1996 will require the affirmative vote of at least a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3.

                            (4) STOCKHOLDER PROPOSAL

    The Company has received a proposal submitted by Robert G. Heft, III, 305 Watson Drive, Fort Walton Beach, Florida 32548, who has indicated that he is the beneficial owner of 4,000 shares of the Company's Common Stock. The Board of Directors disclaims any responsibility for the content of the proposal and the accompanying supporting statement, which are presented as received from the stockholder. The proposal is as follows:

        "RESOLVED, that the stockholders of Scios Nova Inc. (The 'Company') hereby propose and request that the Board of Directors (the 'Board') of the Company take the steps necessary to appoint a special committee for the purpose of completing an aggressive and exhaustive search for a buyer of the Company. The committee's activities should include but not be limited to: a) soliciting, reviewing and negotiating offers to acquire the Company in [sic] terms that are fair and in the best interests of the Company's stockholders and that maximize the value of the stockholders' investment in the Company, and b) providing the Company's stockholders with quarterly reports on the committee's progress."

Supporting Statement of Stockholder
    "It is my belief and concern that current senior management has been directly responsible for the consistent sub par performance of the Company's business activities and that this has caused the continued under valuation of stock and each shareholder's ownership in the Company. I believe that the only available option left that will maximize future shareholder value is to take aggressive action to seek a buyer for the Company. I propose that the Board create a task force committee to solicit offers for the purchase of the Company. During the recent past, buyout offers have been made for other biotech companies at a substantial premium to their stock prices and it appears that this is an opportune time for achieving this objective. A VOTE FOR THIS PROPOSAL would best serve the interests of stockholders."

Opposing Statement of the Board of Directors
    It is the Board's strong belief that the adoption of the foregoing proposal is not in the best interests of the Company's stockholders and that, rather than maximizing stockholder value, its adoption would actually reduce stockholder value. In recommending a vote against the proposal, the Board recognizes that its inherent mandate is to maximize the value of the stockholders' investment.

    The proposal would direct the Board to pursue one strategic alternative: to put the Company up for sale. The Board believes that this proposal to put the Company "in play" without a strategic plan is inherently bad business. If the Board is forced to function under a stockholder-imposed mandate to sell the Company, the Board's ability to negotiate in confidence and from a position of strength will be seriously compromised. At the same time, the uncertainty about the Company's future would be likely to adversely impact business and operations as a result of the loss of potential and existing corporate partners, customers, vendors, key employees and others. This is likely to lead to unnecessary stock price volatility and seriously compromise day-to-day management of the Company. The Board believes that a forced sale, rather than adding value for stockholders, would actually decrease value for stockholders.

    An identical proposal was submitted to stockholder vote at the 1994 annual meeting of stockholders. The 1994 proposal was defeated by a vote of approximately 83% of shares voting at that meeting. The Board believes that the defeat in 1994 resoundingly demonstrates that the overwhelming majority of stockholders are aligned with the Board in its assessment that this proposal is not in the best interest of stockholders.

    The proponent implies that the Board has ignored opportunities to maximize the value of stockholders' investment. The Board and the Company's management are committed to increasing stockholder value and, in line with this commitment, the Board regularly evaluates available options and overall corporate strategy. As part of fulfilling its fiduciary duty, the Board has considered all available options, including the sale of the Company. Based on careful and considered review of viable corporate strategies, the specific actions that the Company has taken in the last few years include the decisions for the Company: to focus its own efforts only on acute-care products; to reduce the work force as a result of the acute-care focus; to form Guilford Pharmaceuticals, which is currently developing technologies formerly under development by the Company; to consolidate and strengthen its R&D efforts by moving its Baltimore R&D operations to California; and to identify non-acute care technologies to be developed with commercial partners. The Company believes that these decisions and actions have keenly focused the Company on objectives that offer the best opportunity to maximize stockholder value. In addition, the Board believes that pursuing these strategies as an independent company offer the best prospects at this time for increasing stockholder value. For instance, the Company formed and invested in Guilford in order to take full advantage of technologies acquired in the merger with Nova. Guilford has since become a public company and the value of the Company's investment has increased substantially. In fact, the Company's total cash investment in Guilford of approximately $3.7 million has risen to a value of approximately $25 million, based on Guilford's stock price in mid-March.

    Finally, the proposal would mandate a special committee to conduct "an aggressive and exhaustive search for a buyer of the Company," and to provide quarterly reports to stockholders. The proposal is extremely vague as to what is meant by the term "special committee" and how such a committee would function. Currently, six out of seven members of the Board are independent directors. The proposal is not clear as to why the Board as a whole cannot deal with such matters, as it now does. The proposal does not address pertinent issues such as:
(i) who would serve on such a committee; (ii) what criteria the committee would use in evaluating offers of potential buyers; (iii) how the committee would interact with the Board; (iv) how it would provide quarterly reports to stockholders and at whose expense; (v) whether or not the committee would have access to non-public information; (vi) how long efforts to sell the Company would continue; and (vii) who would have the ultimate decision-making authority with respect to decisions regarding the sale of the Company. Because the proposal is so unclear, stockholders are required to guess about the consequences of the proposal on which they are voting. In addition, implementation of the proposal would entail significant additional costs for the Company.

    The Board and the Company's management will continue to consider all opportunities for increasing stockholder value. The Board firmly believes that the Company has been proactive in analyzing all strategic alternatives. The proposal does not provide sufficient information to enable stockholders to determine the practical implications of a vote for the proposal. The proposal is counterproductive to stockholders' interests and, if approved, would serve only to inhibit the Board and management from pursuing their main objective: to maximize stockholder value.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 4

                                 OTHER MATTERS

    The Board of Directors does not know of other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

                  STOCKHOLDER PROPOSALS - 1997 ANNUAL MEETING

    Stockholders are entitled to present proposals for action at a forthcoming stockholder meeting if they comply with the requirements of the proxy rules. Proposals of stockholders that are intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company no later than November 26, 1996 in order to be included in the proxy statement and proxy relating to that meeting.

                                          By Order of the Board of Directors

                                          JOHN H. NEWMAN
                                          SECRETARY

March 26, 1996

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THIS MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                    DETACH HERE


                                    SCIOS INC.

              PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 14, 1996

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P
R
O          The undersigned hereby appoints Richard L. Casey and John H. Newman,
X     or either of them, each with full power of substitution, as proxies
Y of the undersigned, to attend the Annual Meeting of Stockholders of Scios Inc., to be held at the offices of the Company, 2450 Bayshore Parkway, Mountain View, California, on May 14, 1996 at 10:00 a.m. and at any adjournment or postponement thereof, to vote the number of shares the undersigned would be entitled to vote if personally present, and to vote in their discretion upon any other business that may properly come before the meeting.

            THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4.

            Please sign, date and return this proxy in the envelope provided, which requires no postage if mailed in the United States.


                                                             ___________

                                                             SEE REVERSE
             CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SIDE
                                                             ___________

                                 DETACH HERE

      PLEASE MARK
/ X / VOTES AS IN
      THIS EXAMPLE

------------------------------------------------------------------------------
            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
-------------------------------------------------------------------------------

1. Election of Directors.
NOMINEES: Samuel H. Armacost, Richard L. Casey, Myron Du Bain, Robert W. Schrier, Burton E. Sobel, Solomon H. Snyder, Eugene L. Step

                        FOR           WITHHELD
                        / /             / /

/ / __________________________________________
 For all nominees except as noted above


 MARK HERE IF YOU PLAN TO ATTEND THE MEETING / /

 MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW / /

2. To ratify and approve an ammendment to
   the Company's Certificate of Incorporation      FOR   AGAINST   ABSTAIN
   to change the Company's name to Scios Inc.      / /     / /        / /

3. To ratify the selection of Coopers &
   Lybrand LLP as the Company's Independent        FOR    AGAINST   ABSTAIN
   auditors for fiscal 1996.                       / /      / /       / /

-------------------------------------------------------------------------------
                 The Board of Directors recommends a vote
                     AGAINST stockholder proposal 4.
-------------------------------------------------------------------------------
4. Stockholder proposal regarding                FOR    AGAINST   ABSTAIN
   Committee to seek Buyer.                         / /      / /       / /
-------------------------------------------------------------------------------

(Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)



Signature:________________ Date:________ Signature:_________________ Date:_____